Exhibit 1(p)

FAM SERIES FUND, INC.

ARTICLES OF AMENDMENT

FAM SERIES FUND, INC., a Maryland corporation (the “Corporation”), does hereby certify to the State Department of Assessments and Taxation of Maryland that:

FIRST:The Corporation desires to amend its charter as currently in effect.  As of immediately before the amendment to the Corporation’s charter described below, the shares of common stock of each Series of the Corporation, par value $0.10 per share (the “Common Stock”), are divided into classes having the following designations:  Class I Common Stock, Class II Common Stock and Class III Common Stock.

SECOND:Pursuant to Section 2-605 of the Maryland General Corporation Law, the charter of the Corporation is hereby amended by renaming each Series of the Corporation as set forth below:

Current Name of Series	New Name of Series

Mercury Balanced Capital Strategy Portfolio	BlackRock Balanced Capital Portfolio
Mercury Large Cap Core Strategy Portfolio	BlackRock Large Cap Core Portfolio
Mercury Core Bond Strategy Portfolio	BlackRock Bond Portfolio
Mercury Global Allocation Strategy Portfolio	BlackRock Global Allocation Portfolio
Mercury Fundamental Growth Strategy Portfolio	BlackRock Fundamental Growth Portfolio
Mercury High Yield Portfolio	BlackRock High Income Portfolio
Mercury Intermediate Government Bond Portfolio	BlackRock Government Income Portfolio
Mercury Money Reserve Portfolio	BlackRock Money Market Portfolio
Mercury Low Duration Portfolio	BlackRock Short-Term Bond Portfolio
Mercury Global SmallCap Portfolio	BlackRock Global SmallCap Portfolio
Mercury Equity Dividend Portfolio	BlackRock Equity Dividend Portfolio
Mercury Mid Cap Value Opportunities Portfolio	BlackRock Mid Cap Value Opportunities Portfolio
Mercury Small Cap Index Portfolio	BlackRock Small Cap Index Portfolio
Mercury International Index Portfolio	BlackRock International Index Portfolio

THIRD:These Articles of Amendment have been approved by a majority of the entire Board of Directors of the Corporation and are limited to a change expressly authorized by Section 2-605 of the Maryland General Corporation Law and are therefore made without action by the stockholders.

FOURTH:The authorized capital stock of the Corporation has not been increased by these Articles of Amendment.

FIFTH:As amended hereby, the Corporation’s charter shall remain in full force and effect.

SIXTH:These Articles of Amendment shall be effective as of the 29th day of September, 2006.

IN WITNESS WHEREOF, FAM SERIES FUND, INC. has caused these presents to be signed in its name and on its behalf by its Vice President and witnessed by its Secretary as of the 13th day of September, 2006.

FAM SERIES FUND, INC.
By: /s/ Donald C. Burke Donald C. Burke, Vice President

Witness:

/s/ Alice A. Pellegrino Alice A. Pellegrino, Secretary

THE UNDERSIGNED, Vice President of the Corporation, who executed on behalf of the Corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges in the name and on behalf of the Corporation the foregoing Articles of Amendment to be the corporate act of the Corporation and further certifies, as to all of the matters and facts required to be verified under oath, that to the best of his knowledge, information and belief, the matters and facts set forth herein are true in all material respects, under the penalties of perjury.

/s/ Donald C. Burke Donald C. Burke, Vice President